UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 10, 2010

VCG HOLDING CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	001-32208	841157022
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

390 UNION BLVD, SUITE 540, LAKEWOOD, Colorado		80228
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-934-2424

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 10, 2010, VCG Holding Corp. (the “Company”) finalized the extension of its revolving line of credit (“LOC”) with Citywide Banks. The maturity date on the Company’s LOC has been extended from August 15, 2011 until August 15, 2012. All other terms remain unchanged.

The LOC has a maximum principal amount of $4,000,000, a variable interest rate calculated on the Prime Rate as published in the Wall Street Journal, subject to change daily with a floor of 6% and monthly payments based on the principal amount outstanding. There are multiple borrowers including the Company and Lowrie Management LLLP (“Lowrie LLLP”), an entity controlled and majority owned by Troy Lowrie. Mr. Lowrie is named as the guarantor. The LOC is collateralized with stock of the Company owned by Lowrie LLLP, a Whole Life Insurance Policy on the life of Troy Lowrie, plus the P&A Select Strategy Fund, LP and the P&A Multi-Sector Fund II, LP, owned by Lowrie LLLP.

The LOC has covenants of which require acquisitions or additional indebtedness of equal to or in excess of $1,000,000 be pre-approved by the Bank. An additional covenant requires quarterly calculation of net cash flow to debt service to be in excess of 1.2 to 1.0. Net cash flow is defined as income attributable to the Company plus depreciation, amortization and interest expense. Net profit excludes any intangible impairments and related tax effects.

The Company is treating the extension of the LOC as a modification. The Company is treating the outstanding principal on the LOC as long-term debt.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Change in Terms Agreement for revolving line of credit

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORP.

August 13, 2010	By:	Troy Lowrie

Name: Troy Lowrie
Title: CEO

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Exhibit Index

Exhibit No.	Description

10.1	Change in Terms Agreement for revolving line of credit